Exhibit 99.1

PRGX Global, Inc. Announces the Passing of Board Member William C. Copacino

ATLANTA, May 23, 2012 – With deep regret, PRGX Global, Inc. (Nasdaq:PRGX) today announced that William C. Copacino, a member of the Company’s Board of Directors, passed away on May 17, 2012. Mr. Copacino, age 61, served as a member of the Company’s Board of Directors since August 2011.

“We are deeply saddened to learn of the passing of Bill Copacino,” said Patrick G. Dills, Chairman of the Board. “While Bill only recently joined our Board, he was held in high regard for his intellect, business experience and engagement in the success of our company. We express our sincere condolences to his family during this difficult time.”

Romil Bahl, Board member, president and chief executive officer, added, “Bill will be missed by all of us who had the privilege of working alongside him and learning from his experiences. His integrity, dedication and humility will continue to inspire us for many years to come.”

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,600 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery™, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

PRGX Global, Inc.

Alexandra Gobbi, Vice President, Marketing and Communications

phone: +1-770-779-3253

fax: +1-770-779-3195

alexandra.gobbi@prgx.com

600 Galleria Parkway, Suite 100

Atlanta, GA 30339